EXHIBIT 99.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of March ___, 2003, by and among SUNLINK HEALTH SYSTEMS, INC., a company organized under the laws of the State of Ohio (“Parent”), HM ACQUISITION CORP., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and HEALTHMONT, INC., a Tennessee corporation (the “Company”). As used in this Agreement, and except as otherwise provided herein, capitalized terms shall the same meanings as in the Merger Agreement.

PREAMBLE

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 15, 2002, pursuant to which Parent is to acquire the Company through the merger of the Company with and into Merger Sub (the “Merger”); and

WHEREAS, the parties desire to amend the Merger Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereto agree as follows:

1.        Exchange Fraction. Section 2.1(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

(d)      Exchange Fraction. The Exchange Fraction shall be the fraction derived by dividing 1,155,000 by the total number of Shares outstanding as of the Effective Time. For purposes of the preceding sentence, all Shares issuable pursuant to exercise of the SunLink Warrant shall be deemed to be outstanding at the Effective Time, regardless of whether such warrant in fact has been exercised. By way of illustration, if the total number of Shares outstanding as of the Effective Time (including Shares issuable pursuant to exercise of the SunLink Warrant) were 6,382,744 (as is anticipated by the Company), the Exchange Fraction would be 0.1810 (1,155,000 ÷ 6,382,744), such that for each one Share the holder thereof would receive 0.1810 Parent Shares. In no event shall Parent issue or be obligated to issue more than 1,155,000 Parent Shares in connection with the Merger and the Transactions contemplated by this Agreement except from and to the extent provided for with respect to (i) up to 19,394 Parent Shares issuable upon the exercise of and in connection with assumed Company

Derivative Securities, including assumed Company Options, as set forth in Section 5.7 of the Company Disclosure Schedule, (ii) 26,723 Parent Shares issuable upon the exercise of, and in connection with, the New Heller Warrants issued in replacement of the old Heller Warrants, (iii) 60,000 Parent Shares under the terms of the LOC Agreement, plus up to 350,000 Parent Shares issuable in certain events as set forth therein, and (iv) 35,000 Parent Shares to be issued in the aggregate in connection with the Consulting Termination Agreements.

2.        Company Warrants. Section 5.8 of the Merger Agreement is hereby amended to read in its entirety as follows:

Section 5.8    Company Warrants. (a) As of the Effective Time, each outstanding Company Warrant identified in Section 5.8 of the Company Disclosure Schedule, and any other Company Warrant outstanding immediately prior to the Effective Time (together, the “Company Warrants”) shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent, except that the Heller Warrant shall be cancelled in exchange for the New Heller Warrant as provided below and the SunLink Warrant shall be cancelled or exchanged as described below.

(b)      As of the Effective Time the outstanding Heller Warrant identified in Section 5.8 of the Company Disclosure Schedule to purchase 144,683 shares of the Company shall be exchanged for a New Heller Warrant to purchase an aggregate maximum of 26,723 Parent Shares at an exercise price per Parent Share equal to $0.01 per share. Such New Heller Warrant shall be exercisable for three (3) years from the Effective Date and if not exercised in such period shall be void. Such New Heller Warrant shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(c)       If at the Effective Time the SunLink Warrant is held by Parent or by any Subsidiary that is (directly or indirectly) wholly owned by Parent, then such warrant shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries. Otherwise, as of the Effective Time, the SunLink Warrant shall be exchanged for a new warrant to purchase an aggregate maximum of 24,435 Parent Shares at an exercise price per Parent Share equal to

$0.01 per share. Such new warrant shall contain such other terms and shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(d)      Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the New Heller Warrant and, if applicable, the replacement warrant for the SunLink Warrant, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such warrants, upon the exercise or maturation of rights existing thereunder.

In addition, Section 5.8 of the Company Disclosure Schedule is hereby amended to read in its entirety as set forth in Exhibit A attached hereto.

3.        Additional Disclosure Schedules. Section 4.5 of the Merger Agreement is hereby amended to read in its entirety as follows and the schedule referenced therein is attached hereto as Exhibit B:

Section 4.5    Board Approvals; Takeover Statutes. The Parent Board of Directors, at a meeting duly called and held, has (i) unanimously determine that each of the Agreement and the Merger are in the best interests of the Parent and its shareholders and, (ii) adopted this Agreement and approved the Merger and the other Transactions, and none of the aforesaid actions by the Parent Board of Directors has been amended, rescinded or modified. The Parent Board of Directors and Merger Sub have taken all necessary action such that OGCL Section 1704 and Section 203 of the DGCL do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger or the other Transactions. To the Knowledge of the Parent, no other state takeover statue is applicable to the Merger or the other Transactions, except as set forth in Section 4.5 of the Parent Disclosure Schedule.

4.        Elimination of Certain Financial Covenants. Section 5.21, Section 5.24, and Section 6.1(p) of the Merger Agreement are hereby deleted in their entirety.

5.        Additional Termination Event. Section 7.1 of the Merger Agreement is hereby amended by adding paragraph (d)(iii) as follows:

(iii)     if holders of more than 10% of the issued and outstanding Parent Shares shall have demanded or exercised or delivered to Parent at any time before the Effective Time of the Merger timely written notice of such holders intent to demand or exercise dissenter’s rights with respect to the Merger in accordance with the OGCL.

6.        Elimination of Certain Termination Events. Section 7.1(b)(vi) is hereby amended to read in its entirety as follows:

(vi)     if at any time (A) trading or quotation in any of the Parent’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the NASD; (B) a general banking moratorium shall have been declared by any federal or state authorities; or (C) the Company or any Subsidiary shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Parent may impair the value of the Assets and Properties of the Company and its Subsidiaries (other than Divestco) or may interfere materially with the conduct of the business and operations of the Company or such Subsidiary (other than Divestco).

7.        Extension of Termination Date. Section 7.1(d)(i) of the Merger Agreement is hereby amended to read in its entirety as follows:

(i)       if the Effective Time of the Merger has not occurred on or prior to June 30, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or

8.        Definitions.

(a)       Any definitions set forth in Section 8.1 of the Merger Agreement that relate exclusively to the sections deleted pursuant to Section 1 hereof are hereby deleted in their entirety.

(b)      The definition of “Company Material Adverse Effect” set forth in Section 8.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, prospects, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been expressly disclosed in writing to the other party prior to the date of this Agreement.

(c)       The definition of “Special Termination Fee” set forth in Section 8.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“Special Termination Fee” shall mean the sum of $500,000 in U.S. currency.

(d)      The following definitions shall be added to Section 8.1 of the Merger Agreement:

“SunLink Loan Agreement” means that certain Loan Agreement dated as of the same date of this Amendment between Parent and the Company.

“SunLink Warrant” shall mean the warrant to purchase up to 135,000 shares of the Company and issued to Parent, pursuant to that certain Loan Agreement, dated as of March __, 2003, by and between Parent and the Company.

9.        Additional Agreements.

(a)       Immediately upon execution of this Amendment, the Company will cease all discussions and negotiations with, and will cease providing information to, any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Company Acquisition Proposal received prior to the date hereof. Provided the Company complies with the preceding sentence, Parent and Merger Sub hereby waive any breach of the Merger Agreement with respect to any such Company Acquisition Proposal. Notwithstanding the foregoing, the provisions of Section 5.9 of the Merger Agreement shall remain in full force and effect as to any Company Acquisition Proposal received by the Company after the date hereof, subject, however, to the terms and conditions of the Merger Agreement as amended by this Amendment.

(b)      In the event the Company receives a Company Acquisition Proposal after the date hereof that it determines to be a Company Superior Proposal in accordance with Section 5.9 of the Merger Agreement, the Company shall within three (3) Business Days of such determination pay to Parent all reasonable Expenses incurred by Parent and Merger Sub through the date of such determination, not to exceed $1,000,000. The Company acknowledges that as of the date of this Amendment, Parent has incurred expenses in connection with the Merger Agreement and the transactions contemplated thereby in excess of $850,000. The preceding obligation of the Company to pay the Expenses of Parent and Merger Sub shall be in addition to any obligation of the Company to pay to Parent (without duplication) the Regular Termination Fee, the Expenses of Parent and Merger Sub, and/or the Special Termination Fee (if applicable) in accordance with Section 7.3 of the Merger Agreement as such section is modified by the provisions of this Amendment. For purposes of the Merger Agreement as amended by this Amendment, the reasonable Expenses incurred by Parent and Merger Sub shall be determined in the manner described in the definition of “Expenses” set forth in Section 8.1 of the Merger Agreement without regard to the dollar limitations set forth therein.

(c)       Simultaneously with the execution of this Amendment, the Company shall complete the divestiture of Divestco in accordance with the terms and conditions set forth in that certain Hill Stock Redemption Agreement, dated as of October 15, 2003 (the “Divestco Disposition Agreement”), by and among the Company, HEALTHMONT OF TEXAS, INC., HEALTHMONT OF TEXAS I, LLC and TIMOTHY S. HILL (“Hill”), subject to such modifications as required by this Section 7(c). In connection therewith, the Company shall take or cause to be taken the actions set forth below and shall as appropriate amend or cause to be amended the Divestco Disposition Agreement and any other applicable agreements. In the event any agreement that is an exhibit to the Merger Agreement is amended in accordance with the preceding sentence, such amendment shall be included as part of such exhibit.

(i)       The Company shall irrevocably waive the conditions precedent set forth in Section 6.1(a) of the Divestco Disposition Agreement.

(ii)      The Company shall cause Hill to irrevocably waive the conditions precedent set forth in Section 6.2(a) and Section 6.2(b) of the Divestco Disposition Agreement.

(iii)     On the date of Hill’s termination of employment by the Company and on the first day of each month thereafter until paid in full, the Company shall pay to Hill all amounts owing to him pursuant to that certain Non-Competition Agreement and General Release, dated as of October 15, 2003, between the Company and Hill in twelve equal monthly installments of $14,583.33. The provisions set forth in this Section 7(c)(iii) shall be deemed to satisfy the condition precedent set forth in Section 6.2(d) of the Divestco Disposition Agreement.

(iv)     Simultaneously with the execution of this Amendment, the Company shall issue as a capital contribution a note to Divestco in the original principal amount of $275,000, which such note shall be in full satisfaction of all of the Company Capital Contribution obligations under Section 8.2 of the Divestco Disposition Agreement. The Company shall execute, and shall cause Hill to execute, an amendment to the Divestco Disposition Agreement whereby the parties will acknowledge the termination of any obligation of the Company or the Surviving Corporation to make any further capital contribution to HealthMont of Texas, Inc. The note shall be subordinated to the obligations of the Company under the SunLink Loan Agreement, shall not bear interest, and shall be payable in full on the first to occur of the Merger or, subject to the prior payment in full of the obligations of the Company under each of the Heller Loan Agreement and the SunLink Loan Agreement, on July 31, 2003. The Company’s issuance of such note shall be deemed to satisfy the condition precedent set forth in Section 6.2(f) of the Divestco Disposition Agreement.

(d)      Simultaneously with the execution of this Amendment, Parent and the Company shall enter into, and the Company shall cause its Subsidiaries (excluding Divestco) to enter into as appropriate, a Management Agreement in the form attached hereto.

(e)       Simultaneously with the execution of this Amendment, Parent and the Company shall enter into, and the Company shall cause its Subsidiaries (excluding Divestco) to enter into as appropriate, the Loan Agreement and all other agreements required thereunder in the form attached hereto.

10.      Effect of Amendment. The Merger Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations of the parties under the Merger Agreement shall hereafter be determined, exercised, and enforced under the Merger Agreement as amended hereby. Except as specifically amended above, the Merger Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

11.      Representations and Warranties. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered and represents the legal, valid and binding agreement of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors’ rights generally.

12.      Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

13.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNLINK HEALTH SYSTEMS, INC.
By:

Name:

Title:

HM ACQUISITION CORP.
By:

Name:

Title:

HEALTHMONT, INC.
By:

Name:

Title:

EXHIBIT A

Section 5.8
of Company Disclosure Schedule

Company Warrants

All Company Warrants other than the Heller Warrant and the SunLink Warrant will be cancelled on or before the Effective Time. The Heller Warrant will be exchanged for the New Heller Warrant as described in Section 5.8 of the Merger Agreement. The SunLink Warrant will be cancelled or exchanged as described in Section 5.8 of the Merger Agreement.

EXHIBIT B

Section 4.5
of Parent Disclosure Schedule

Ohio General Corporate Law Section 1721.83